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                                                                   Exhibit 10.19



                         TERMINATION BENEFITS AGREEMENT


     This Termination Benefits Agreement ("Agreement") is entered into as of the 13th day of December, 1996, by and between Hart & Cooley, Inc., a Delaware corporation ("Company") and Lawrence B. Lee ("Employee").


                                  WITNESSETH:

     WHEREAS, Employee is a key employee of the Company;

     WHEREAS, the Company considers that providing Employee with certain employment termination benefits will operate as an incentive for Employee to remain employed by the Company during the period that the Company is negotiating a change in control or ownership of the Company or its parent, Falcon Building Products, Inc. (Falcon);

     WHEREAS, this Agreement is intended to provide benefits only in the event of a change in control or ownership of the Company or Falcon prior to September 30, 1997 (the "Expiration Date");

     NOW THEREFORE, to induce Employee to remain employed by the Company through the Expiration Date, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee agree as follows:

     1. Definitions.

            (a) "Change in Control" shall mean the sale by the Company or Falcon of all or substantially all of their assets and business to a person or entity other than a Related Person or the sale of fifty-one percent (51%) or more of the voting securities and capital stock of the Company or Falcon to a person or entity other than a Related Person. "Related Person" shall mean any person or entity directly or indirectly owned and controlled by Samuel Zell or Equity Holdings Limited ("EHL").

            (b) "Termination Date" shall mean the date of termination of Employee's employment relationship with the Company.

            (c) "Termination Payments" shall mean any payment or distribution of compensation or benefits made pursuant to
                 Section 3 of this Agreement.

            (d) "Termination With Cause" shall mean termination of Employee by the Company for any of the following reasons:

                  (i)  the failure of Employee to render
                       services to the Company in substantial accordance with the terms of his employment, which failure amounts to gross neglect of his duties to the Company;

                  (ii) any violation of Section 6 of this
                       Agreement or any employment agreement which Employee may have with the Company;

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                  (iii) taking any role in any buy-out of
                        the Company or Falcon without the approval of the Company's majority shareholder; or

                  (iv)  Employee's commission of any act of
                        fraud, theft or embezzlement against the Company.

           (e) "Voluntary Termination" shall mean the voluntary resignation by Employee of his employment with the Company other than a voluntary resignation following either:

                  (i)   any reduction in compensation
                        consisting of base salary and incentive bonus;

                  (ii)  a substantial diminution of his
                        responsibilities; or

                  (iii) a relocation by the Company of
                        Employee's place of employment outside a twenty (20) mile radius of Employee's current place of employment.

      2. Termination of Employee. In the event of Employee's termination of employment with the Company within two (2) years immediately following the date on which there was a Change in Control or ownership of the Company or Falcon, the Company shall provide Employee with the Termination Payments outlined in Section 3, unless the termination is for any of the following reasons:

           (a)    Termination With Cause;

           (b)    Voluntary Termination;

           (c) The death of the Employee. Nothing in this section shall affect any entitlement of Employee's heirs to the benefits of any life insurance plan; or

           (d)    Termination as a result of Employee's incapacity
                  (i.e., if in the reasonable opinion of the Company, Employee is prevented from properly performing his duties by reason of any physical or mental incapacity for a period of more than one hundred twenty (120) days, in the aggregate, in any twelve
                  (12) month period). Nothing in this section shall affect Employee's rights under any disability plan in which he is a participant.

      3. Termination Payments. In the event that Employee is entitled to Termination Payments pursuant to the terms of Section 2:

           (a) Compensation. The Company shall pay Employee an amount equal to two (2) years base salary plus par bonus as of the Termination Date, without giving effect to any reduction in base salary or incentive bonus prior to the Termination Date; payable within thirty (30) days of the Termination Date following the Change in Control.

           (b)    Employee Benefits:

                  (i)   Vacation.  Any accrued vacation pay
                        due but not yet taken at the Termination Date shall be paid to Employee within thirty (30) days following the Termination Date.

                  (ii)  Health Benefits.  If Employee
                        participated in any health benefit plan in effect immediately prior to the Termination Date, and if Employee elects

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                       to continue participating in such plan pursuant
                       to the terms of said plan and the Comprehensive Omnibus Budget Reconciliation Act ("COBRA"), the Company shall pay for the costs of Employee's participation in such plan from the Termination Date until the earlier of:
                       (a) the date which is twenty-four (24) months following the Termination Date; or (b) the date of Employee's eligibility in any health benefit plan offered by Employee's new employer, if any. Employee shall notify the Company in writing within thirty (30) days of any new employment.

                 (iii) Retirement And Profit-Sharing Plans.
                       Notwithstanding anything in this Agreement to the contrary, Employee's rights in any retirement, pension or profit-sharing plans offered by the Company shall be governed by the rules of such plans as well as by applicable law; provided, however, that on the Termination Date, Employee shall become fully vested in all pension and 401(k) account balances.

                  (iv) Outplacement Assistance.  The Company
                       will provide Employee up to one year of employment outplacement services with a nationally recognized executive placement company.

      4. At-Will Employment. The Company and Employee have, and will continue to have, an at-will employment relationship. That is, either party can terminate the employment relationship for any reason at any time. Nothing contained in this Agreement shall be interpreted to amend or alter this at-will employment relationship.

      5. Limitation of Payment. Notwithstanding anything in this Agreement to the contrary, if receipt of the Termination Payments would subject Employee to tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the Termination Payments shall be "grossed up" to an amount that would allow the Employee to receive the net after-tax amount he would have received but for the application of said Section 4999.

      6. Continuing Obligations. In order to induce the Company to enter into this Agreement, Employee hereby agrees that all documents, records, techniques, business secrets and other information which have come into his possession from time to time during his continued employment by the Company or which may come into his possession during his employment hereunder, shall be deemed to be confidential and proprietary to the Company, and Employee further agrees to retain in confidence any confidential information known to him concerning the Company and its respective businesses so long as such information is not publicly disclosed. Employee further agrees to cooperate fully as requested from time to time by the controlling shareholder of the Company, the Company's Board of Directors, or Company Management in connection with any transaction involving the possible sale of the Company or Falcon. Employee further agrees not to speak about a possible sale of the Company or Falcon with or otherwise respond to requests to or from any third parties involving the possible sale of the Company or Falcon, unless specifically authorized to do so by the Company or the controlling shareholder of the Company. The obligations of Employee under this
           Section 6 shall be in addition to, and shall not limit, any other obligation of Employee to the Company with respect to the matters set forth herein or otherwise.

      7. Assignments and Transfers. Employee agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Employee's rights be subject to encumbrance or the claims of creditors. Any purported assignment shall be null and void. This Agreement shall inure to the benefit of and be enforceable by Employee's


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           personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place, except no assumption shall be required if this Agreement is automatically assumed by operation of law. The term "the Company" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall include a corporation or other entity acquiring at least 51% of the outstanding shares of the Company or Falcon or all or substantially all of the assets and business of the Company or Falcon.

      8. Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given and received when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at:

                       Hart & Cooley, Inc.
                       500 East Eighth Street
                       Holland, Michigan  49423
                       Attn: President

           and to Employee at:

                       Lawrence B. Lee
                       3155 N. 168th Avenue
                       Holland, MI  49424


           or such address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      9. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan.

      10. Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to Employee's termination benefits and may not be contradicted by evidence of any prior or contemporaneous Agreement.

      11. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Employee and by a duly authorized representative of the Company other than Employee. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

      12. Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

      13. Arbitration. The parties agree to submit any dispute arising under this Agreement to arbitration. Arbitration shall be by a single arbitrator in the Holland, Michigan area


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           experienced in the matters at issue selected by the Company and
           Employee in accordance with the commercial arbitration rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding as to any manner submitted to him under this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding shall be borne by the party against whom the decision is rendered as provided by the arbitrator.

     14. Release.

            (a) Employee, on behalf of himself, his heirs, executors, legal representative, successors and assigns, hereby fully and forever releases and discharges EHL, Falcon, the Company, and their respective affiliates, subsidiaries, parents, predecessors and successors, and each of their officers, directors, trustees, employees, agents and attorneys, past and present (the "Releasees"), from any and all claims, demands or causes of action, whether now known or unknown, which have existed, which do exist, or which may exist in the future, arising out of or relating in any way to Employee's employment with the Company, his employment compensation, his termination of employment or his employment arrangement, the sale of the stock or assets of the Company or Falcon and/or any other occurrence up to and including the effective date of this Agreement, except those claims statutorily precluded from waiver or release by private parties and except those alleging breach of this Agreement. Without in any way limiting the generality of the foregoing language, this release includes any claims for relief or causes of action under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq., and any other federal, state or local statute, ordinance or regulation dealing in any respect with discrimination in employment, and in addition thereto, any claims under any Company severance policy, practice or procedure, and any claims, demands or actions brought on the basis of alleged wrongful or retaliatory discharge and/or alleged breach of an implied or explicit, written or oral employment or other contract or covenant under the common law of any state, including, but not limited to, Michigan.

            (b) Employee further agrees not to directly or indirectly pursue or initiate any action or legal proceeding of any kind against the Releasees arising out of or related to the claims released in Section 15(a) above, or the sale of the stock or assets of the Company or Falcon and also waives any right to recover any relief as a result of any such proceedings initiated on his behalf.

     15. Termination Date. This Agreement shall be null and void in the event that a Change in Control does not occur on or before the Expiration Date.



     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year set forth above.



                  HART & COOLEY, INC.,           Lawrence B. Lee
                  a Delaware corporation

                                                 /s/ Lawrence B. Lee
                                                 -------------------
                  By: /s/ Gus J. Athas           signature
                  ----------------------
                        Gus J. Athas
                  Its:  Vice-President



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